Exhibit 99.1

NEWS RELEASE

For additional information, contact:

Oncor Communications: 877.426.1616

Oncor Investor Relations: 214.486.6035

ONCOR REPORTS THIRD QUARTER 2021 RESULTS

•	Updates 2022-2026 Capital Plan Projections

•	Highlights Operational Achievements

•	Maintains Strong Liquidity Position

DALLAS (November 5, 2021) — Oncor Electric Delivery Company LLC (“Oncor”) today reported three months ended September 30, 2021 net income of $258 million compared to net income of $258 million in the third quarter of 2020. Net income for the three months ended September 30, 2021, included a net increase in revenues contributing to earnings primarily from updates to base transmission and distribution rates to reflect increases in invested capital and customer growth, offset by increases in operation and maintenance expense and costs associated with additional investment (primarily depreciation and amortization and property taxes) and lower other miscellaneous revenues during the third quarter of 2021 due to the recognition of an annual energy efficiency program performance bonus that was approved in the third quarter of 2020, but pending Public Utility Commission of Texas (“PUCT”) approval in 2021.

“This morning Oncor reiterated its commitment to building a safer, smarter, more reliable electric grid for Texas and the ERCOT market,” said Oncor Chief Executive Allen Nye. “Over the next five years, Oncor plans to invest a company-record $15 billion here in Texas, building the electric infrastructure to continue to power the growth taking place across the state and creating jobs along the way. Oncor is blessed with one of the fastest growing, and most economically diverse, service territories in the nation. Add to that our dedicated group of employees, strong earnings, premise and rate base growth and service reliability that is top quartile in the industry, and it’s easy to see why Oncor is a premier electric utility in America.”

-more-

Oncor 1616 Woodall Rodgers Freeway Dallas, Texas 75202 oncor.com

Oncor’s net income of $595 million in the nine months ended September 30, 2021 compared favorably to net income of $565 million in the nine months ended September 30, 2020. The $30 million period-over-period net income improvement was driven by increases in revenues contributing to earnings primarily from updates to base transmission and distribution rates to reflect increases in invested capital and customer growth, partially offset by increases in operation and maintenance expense and costs associated with additional investment (primarily depreciation and amortization and property taxes) and lower other miscellaneous revenues during the nine months ended September 30, 2021 due to the recognition of an annual energy efficiency program performance bonus that was approved in the third quarter of 2020, but pending PUCT approval in 2021.

Oncor’s total distribution base revenues in the three and nine months ended September 30, 2021 as compared to the prior year periods increased 3.5% (3.0% increase on a weather normalized basis) and increased 4.0% (2.3% increase on a weather normalized basis), respectively. The change in Oncor’s total distribution base revenues in the third quarter of 2021 as compared to the third quarter of 2020 included an increase of 2.5% in distribution base revenues from residential customers (1.8% increase on a weather normalized basis) and a 4.8% increase in distribution base revenues from large commercial and industrial customers. The change in Oncor’s total distribution base revenues in the nine months ended September 30, 2021 as compared to the nine months ended September 30, 2020 included an increase of 4.4% in distribution base revenues from residential customers (1.1% increase on a weather normalized basis) and a 3.7% increase in distribution base revenues from large commercial and industrial customers. Financial and operational results are provided in Tables A, B, C and D below.

Capital Expenditure Plan

Today, Oncor is updating its 2022–2026 five-year capital plan projection to $15.0 billion, a $1.0 billion increase from its 2022–2026 capital plan guidance of approximately $14.0 billion announced in August. In July, Oncor’s board of directors, which approves capital expenditures each year for the following year, approved a 2022 capital plan of $2.8 billion. Based on the long-term plan presented to Oncor’s board of directors in October, Oncor’s management currently expects to recommend to its board of directors capital expenditures of $3.0 billion to $3.1 billion in each of the years 2023 through 2026. Additionally, Oncor now projects its rate base to grow to approximately $27.6 billion by 2026, which reflects a compound annual growth rate of approximately 8% over the five-year period. Oncor’s increased capital plan projections are due to Texas’s continued and expected growth in premises, transmission interconnection requests and renewable generation interconnections, as well as additional anticipated grid resiliency investments. Approximately 97% of Oncor’s capital expenditures are expected to be recoverable in rates through trackers.

-more-

Oncor serves many of the country’s fastest growing cities and counties. Since 2018, Oncor has seen approximately 2% year over year premises growth and expects this to continue, especially in the Dallas/Ft. Worth region. Oncor also continues to see demand for new capital expenditures in West Texas. Despite the slowdown in oil and gas production earlier this year, Oncor continues to receive requests for interconnections across West Texas, including the Permian and Delaware Basins. Additionally, West Texas and the Panhandle of Texas continue to see increased renewable energy growth, while state-wide solar and wind accounted for approximately 66% of all new generation under study at ERCOT as of October. As a result, Oncor is on pace to surpass the number of new requests for transmission interconnections it received in 2020.

During the nine months ended September 30, 2021, Oncor spent $1.842 billion of its $2.5 billion planned 2021 capital expenditures.

Operational Highlights

In the third quarter of 2021, Oncor built, rebuilt or re-conductored approximately 402 miles of transmission and distribution lines. As of September 30, 2021, Oncor had a total of 368 active transmission point-of-interconnection (“POI”) requests in queue. For comparison, at the end of the third quarter in 2020, Oncor had a total of 275 active transmission POI requests. Of the active generation requests in queue at September 30, 2021, 52 percent are solar, 27 percent are storage, 15 percent are wind and 4 percent are gas. If new transmission POI requests continue at their current pace, Oncor should set a company year-end record for new transmission POI requests, highlighting the continued generation and retail load growth across the ERCOT market.

Strong oil and gas activity continues at a rapid pace across the Permian and Delaware Basins. Monthly electric demand in West Texas in the third quarter of 2021 was higher than the comparable period in 2020.

Liquidity

Oncor continues to maintain a strong liquidity position. As of September 30, 2021, available liquidity totaled approximately $2.1 billion, consisting of cash on hand and available credit facility capacity. Oncor expects cash flows from operations combined with long-term debt issuances and term loan credit agreements as well as availability under its credit facility to be sufficient to fund current obligations, projected working capital requirements, maturities of long-term debt and capital expenditures for at least the next twelve months.

-more-

Sempra Internet Broadcast Today

Sempra (NYSE: SRE) (BMV: SRE) will broadcast a live discussion of its earnings results over the Internet today at 12 p.m. ET that will include discussion of third quarter 2021 results and other information relating to Oncor. Oncor Chief Executive Allen Nye will also participate in the broadcast. Access is available by logging onto Sempra’s website, sempra.com. An accompanying slide presentation will also be posted at sempra.com. For those unable to participate in the live webcast, a replay of Sempra’s teleconference will be available a few hours after its conclusion on Sempra’s website or by dialing (888) 203-1112 and entering passcode 9127369.

Oncor’s Quarterly Report on Form 10-Q for the period ended September 30, 2021 will be filed with the U.S. Securities and Exchange Commission after Sempra’s conference call and once filed, will also be available on Oncor’s website, oncor.com.

Oncor Electric Delivery Company LLC

Table A – Condensed Statements of Consolidated Net Income

Three and Nine Months Ended September 30, 2021 and 2020; $ millions

	Q3 ‘21	Q3 ‘20	YTD ‘21	YTD ‘20
Operating revenues	$1,286	$1,232	$3,572	$3,394

Operating expenses:
Wholesale transmission service	261	245	770	723
Operation and maintenance	249	232	716	676
Depreciation and amortization	213	200	627	589
Provision in lieu of income taxes	53	51	125	118
Taxes other than amounts related to income taxes	143	142	418	399

Total operating expenses	919	870	2,656	2,505

Operating income	367	362	916	889
Other deductions and (income) - net	8	5	22	28
Nonoperating benefit in lieu of income taxes	(3)	(3)	(9)	(9)
Interest expense and related charges	104	102	308	305

Net income	$258	$258	$595	$565

-more-

Oncor Electric Delivery Company LLC

Table B – Condensed Statements of Consolidated Cash Flows

Nine Months Ended September 30, 2021 and 2020; $ millions

	YTD ‘21	YTD ‘20
Cash flows — operating activities:
Net income	$595	$565
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization, including regulatory amortization	688	649
Provision in lieu of deferred income taxes - net	40	15
Other – net	(1)	(1)
Changes in operating assets and liabilities:
Regulatory accounts related to reconcilable tariffs	6	57
Other operating assets and liabilities	(171)	(212)

Cash provided by operating activities	1,157	1,073

Cash flows — financing activities:
Issuances of long-term debt	1,290	1,810
Repayment of long-term debt	—	(701)
Net change in short-term borrowings	(70)	(39)
Capital contributions from members	188	261
Distributions to members	(739)	(274)
Debt discount and financing costs – net	(1)	(48)

Cash provided by financing activities	668	1,009

Cash flows — investing activities:
Capital expenditures	(1,842)	(1,947)
Expenditures for third party in joint project	(66)	(49)
Reimbursement from third party in joint project	98	40
Other – net	24	15

Cash used in investing activities	(1,786)	(1,941)

Net change in cash and cash equivalents	39	141
Cash and cash equivalents — beginning balance	27	4

Cash and cash equivalents — ending balance	$66	$145

-more-

Oncor Electric Delivery Company LLC

Table C – Condensed Consolidated Balance Sheets

At September 30, 2021 and December 31, 2020; $ millions

	At 9/30/21	At 12/31/20
ASSETS
Current assets:
Cash and cash equivalents	$66	$27
Trade accounts receivable – net	846	760
Amounts receivable from members related to income taxes	—	7
Materials and supplies inventories — at average cost	157	144
Prepayments and other current assets	102	100

Total current assets	1,171	1,038
Investments and other property	156	142
Property, plant and equipment – net	22,430	21,225
Goodwill	4,740	4,740
Regulatory assets	1,836	1,779
Operating lease ROU, third party joint project and other assets	166	248

Total assets	$30,499	$29,172

LIABILITIES AND MEMBERSHIP INTERESTS
Current liabilities:
Short-term borrowings	$—	$70
Long-term debt due currently	2,172	—
Trade accounts payable	377	392
Amounts payable to members related to income taxes	22	23
Accrued taxes other than amounts related to income taxes	249	269
Accrued interest	108	87
Operating lease and other current liabilities	305	279

Total current liabilities	3,233	1,120
Long-term debt, less amounts due currently	8,353	9,229
Liability in lieu of deferred income taxes	2,018	1,923
Regulatory liabilities	2,892	2,855
Employee benefit obligations	1,801	1,808
Operating lease, third party joint project and other obligations	219	305

Total liabilities	18,516	17,240

Commitments and contingencies
Membership interests:
Capital account — number of units outstanding 2021 and 2020 – 635,000,000	12,127	12,083
Accumulated other comprehensive loss	(144)	(151)

Total membership interests	11,983	11,932

Total liabilities and membership interests	$30,499	$29,172

-more-

Oncor Electric Delivery Company LLC

Table D – Operating Statistics

Three and Nine Months Ended September 30, 2021 and 2020; mixed measures

	Q3 ‘21	Q3 ‘20	YTD ‘21	YTD ‘20
Operating statistics:
Electric energy volumes (gigawatt-hours):
Residential	14,498	14,739	35,390	35,158
Commercial, industrial, small business and other	25,747	24,345	68,420	65,384

Total electric energy volumes	40,245	39,084	103,810	100,542

Reliability statistics (a):
System Average Interruption Duration Index (SAIDI) (nonstorm)			78.7	81.8
System Average Interruption Frequency Index (SAIFI) (nonstorm)			1.3	1.3
Customer Average Interruption Duration Index (CAIDI) (nonstorm)			58.7	65.0
Electricity distribution points of delivery (based on number of active meters) — end of period and in thousands			3,817	3,744

(a)

SAIDI is the average number of minutes electric service is interrupted per consumer in a year. SAIFI is the average number of electric service interruptions per consumer in a year. CAIDI is the average duration in minutes per electric service interruption in a year. The statistics presented are based on twelve months ended September 30, 2021 and 2020 data and exclude outages during significant storm events, including the February 2021 winter weather event.

***

Headquartered in Dallas, Oncor Electric Delivery Company LLC is a regulated electricity distribution and transmission business that uses superior asset management skills to provide reliable electricity delivery to consumers. Oncor (together with its subsidiaries) operates the largest distribution and transmission system in Texas, delivering power to more than 3.8 million homes and businesses and operating more than 139,000 miles of transmission and distribution lines in Texas. While Oncor is owned by two investors (indirect majority owner, Sempra, and minority owner, Texas Transmission Investment LLC), Oncor is managed by its Board of Directors, which is comprised of a majority of disinterested directors.

***

Forward-Looking Statements

This news release contains forward-looking statements relating to Oncor within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. All statements in this news release, other than statements of historical facts (often, but not always, through the use of words or phrases such as ”expects,” “estimates,” “projected,” “intends,” “plans,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “should,” “target,” “goal,” “objective” and “outlook”), are forward-looking statements. They involve risks, uncertainties and assumptions. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: legislation, governmental policies and orders and regulatory actions; legal and administrative proceedings and settlements, including the exercise of equitable powers by courts; weather conditions and other natural phenomena, including any impacts due to climate change; health epidemics and pandemics, including the evolving COVID-19 pandemic and its impact on Oncor’s business and the economy in general; acts of sabotage, wars or terrorist or cyber security threats or activities; economic conditions, including the impact of a recessionary environment; unanticipated population growth or decline, or changes in market demand and demographic patterns; ERCOT grid needs; changes in business strategy, development plans or vendor relationships; unanticipated changes in interest rates or rates of inflation; unanticipated changes in operating expenses, liquidity needs and capital expenditures; inability of various counterparties to meet their financial obligations to us, including failure of counterparties to perform under agreements; general industry trends; hazards customary to the industry and the possibility that we may not have adequate insurance to cover losses resulting from such hazards; changes in technology used by and services offered by us; significant changes in our relationship with our employees, including the availability of qualified personnel, and the potential adverse effects if labor disputes or grievances were to occur; changes in assumptions used to estimate costs of providing employee benefits, including pension and retiree benefits, and future funding requirements related thereto; significant changes in critical accounting policies material to us; commercial bank and financial market conditions, access to capital, the cost of such capital, and the results of financing and refinancing efforts, including availability of funds in the capital markets and the potential impact of disruptions in U.S. credit markets; circumstances which may contribute to future impairment of goodwill, intangible or other long-lived assets; financial and other restrictions under our debt agreements; our ability to generate sufficient cash flow to make interest payments on our debt instruments; actions by credit rating agencies; our ability to effectively execute our operational strategy; and the risk that any potential cost savings and any other potential synergies from acquisitions may not be fully realized or may take longer to realize than expected.

Further discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in filings made by Oncor with the U.S. Securities and Exchange Commission. Specifically, Oncor makes reference to the section entitled “Risk Factors” in its annual and quarterly reports. Any forward-looking statement speaks only as of the date on which it is made, and Oncor undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events.

-END-